Exhibit 10.1

Consulting Agreement

THIS AGREEMEIT, made, entered into this 25th day of October, 2011 (the "Effective Date"), by and between He Mu, with im address at o. 2-801 , Building 7, 0.7 Shuangqiao east road, Beijing, 100024, China (hereinafter referred to as "Consultant"), and Blue Sphere Corp., and its subsidiaries, affiliates and assignees (hereinafter referred to as "Blue Sphere" or the "Company").
WITIESSETH:

WHEREAS, the Company has requested that Consultant provides certain services to the Company as described below; and

WHEREAS, the Consultant has agreed to provide said services to the Company;

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. COISUL TUG SERVICES. The Company hereby contracts for the services of Consultant and Consultant agrees to perform the duties and responsibilities described herein as may be requested by the Company from time to time during the term of this consulting agreement (the "Agreement"). Said consulting services shall include, but not be limited to business development and project management in China, on a non-exclusive, as available basis.

Specifically, Consultant undertakes to:

1. Identify business opportunities in the clean energy production and gas emissions reduction in China.
2. Maintain communication with the relevant business community in China and with relevant government institutions in China and keep the Company updated about the developments in the fields of activity of the Company and in the regulation in China.
3. Identify technology developments in China and the Far East and unfulfilled technological necessities in these areas and communicate this information to the CEO of the Company.
4. Represent the Company in China at pre-negotiations and at negotiations on potential business deals.
5. Prepare presentations and marketing material for the Chinese market and distribute it.
6. Participate in events relevant to the field of activity of the Company (exhibitions, forums, conferences, etc.) and update the CEO of the Company on them.
7. Assist the Company in the structuring of deals in China.
8. Identify and assist in contracting local suppliers or services providers for the Company when necessary.

2. RELA TIOISHIP BETWEEI PARTIES. The parties acknowledge that the relationship established hereby is that of independent contractors, and there shall not be any implied relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. Neither party shall have the authority whatsoever to bind the other party in any way or assume any obligations or liabilities of any nature for or on behalf of the other party.

3. COMPEISA TIOI FOR THE COISUL TIIG SERVICES. As sole consideration for the services to be rendered under this Agreement, Consultant shall be awarded three million (3,000,000) ordinary shares of the Company's common stock (the "Shares") . . The Shares will be restricted for a period of 36 months from the date of issuance. The Shares (three million) will be held in Escrow for the entire period of restriction with a Claw-Back provision so that if this agreement shall be terminated by any of the parties for whatever reason earlier than 18 months from the Effective Date, 1,500,000 shares out of the 3,000,000 Shares will be returned to the Company by the Escrow agent. Nonetheless, all of the Shares shall grant Consultant full voting powers from the date of issuance.

4. TERM OF AGREEMENT. The Agreement shall begin effective as of the Effective Date and shall continue for a period of eighteen (18) months from the Effective Date (the "Term"). This Agreement may be terminated by either party upon two (2) weeks written notice.

S. CONFIDENTIALITY COVENANTS.

5.1 Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:
Confidentiality.
(i) During and following the Term, the Consultant will hold in confidence any information that the Company informs Consultant to treat as Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.
(ii) one of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.
(iii) The Consultant will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the " Proprietary Items"). The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Term, the Consultant will return to the Company all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, sketches, or other physical embodiment of any of the Proprietary Items.

5.2 Disputes or Controversies.
(i) The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.
(ii) The Company shall not hold the Consultant responsible nor liable for any dispute between the Company and any Introduced Party.
(iii) The Company shall not hold Consultant liable nor responsible for any due diligence.

5.3 Definitions.
For the purposes of this Section 5, "Confidential lnformation" shall mean any and all:
(i) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, designs, sketches, photographs, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans;
(ii) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and
(iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

6. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, retum receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

(a) if to the Company, to:
35 Asuta St.
P.O.B 857
Even Yehuda, Israel , 40500
Tel: 972-9-8917438
Fax: 972-9-8998615

(b) if to Consultant, at:
0. 2-801 , Building 7, 0.7 Shuangqiao east road,
Beijing, 100024, China
Tel : +86-138 1049 7995

7. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of the parties and shall be binding only pursuant to an agreed upon Transaction with introduced parties by Consultant to the Company and its affiliates, thereafter, this Agreement is binding upon all the parties hereto and upon all of their respective heirs, successors and assignees.

8. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each ofthe parties hereto.

9. INDEMNIFICATION. Consultant and Company hereby agree to hold harmless and indemnify each other from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same).

10. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

11. SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

12. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New York and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Any dispute under this Agreement shall be decided in the federal or state courts within the State of New York.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

Name: Shlomo Palas                       Name: He Mu
Title: Chief Executive Officer